UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 4, 2007

Metalline Mining Company
(Exact name of registrant as specified in its charter)

Nevada	0-27667	91-1766677
(State or other jurisdiction	(Commission	(IRS Employer
Of incorporation)	File Number)	Identification No.)

1330 E. Margaret Avenue, Coeur d'Alene, Idaho	83815
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (208) 665-2002

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 4, 2007, the Company’s Board of Directors appointed Robert J. Devers as Chief Financial Officer of Metalline Mining Company effective June 18, 2007. Metalline issued to him options to purchase 250,000 shares of Metalline common stock (to be exercisable at the closing sales price on June 18, 2007 for a five year period and subject to a vesting period over 2-1/2 years). The Board also approved a base salary of $12,500 per month for the first three months of Mr. Devers’ employment based on a full time commitment, and $8,500 per month thereafter based on a part time commitment. The Company has an option to retain Mr. Devers on a full-time basis after the first three months, and if the option is exercised, Mr. Devers will continue to receive a base salary of $12,500 per month. There are no family relationships between Mr. Devers and any other officer or director of Metalline. During the last two years, neither Mr. Devers nor any associate or affiliate of Mr. Devers has or had a direct or indirect material interest in any Company transactions.

Mr. Devers was previously Senior Director - Financial Analysis and Internal Audit of The Broe Companies Inc. since March 2004. From June 2001 to December 2003, Mr. Devers was Vice President Finance of NAREX Inc. and from September 2000 to June 2001, Mr. Devers was Controller. From May 1994 to March 2000, Mr. Devers was Corporate Controller of Wireless Broadcasting Systems of America Inc. He has also served as a corporate officer and financial executive for other privately-held and publicly traded companies. Mr. Devers received his Bachelors degree in Accounting from Western State College in Gunnison, Colorado and is a Certified Public Accountant.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release date June 11, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Metalline Mining Company (Registrant)

Date: June 8, 2007	By:	/s/ Merlin Bingham
Name: Merlin Bingham Title: President